SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

[X]    Preliminary Information Statement
[_] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)) [_] Definitive Information Statement

                           THE ENCHANTED VILLAGE, INC.
                (Name of Registrant as Specified in its Charter)

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[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
       (1)    Title of each class of securities to which transaction applies:
               --------------------------------------
       (2)    Aggregate number of securities to which transaction applies:
              -----------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
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       (4)    Proposed maximum aggregate value of transaction:
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       (5)    Total fee paid:
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[_]    Fee paid previously with preliminary materials.
[_]    Check box if any part of the fee is offset as provided by Exchange Act
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       was paid previously. Identify the previous filing by registration
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


                           THE ENCHANTED VILLAGE, INC.
                        1407 North Fort Harrison, Suite F
                            Clearwater, Florida 33755
                                 (727) 469-8691

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(c) OF THE SECURITIES
                            EXCHANGE ACT OF 1934 AND
                            REGULATION 14C THEREUNDER

       This Information Statement is being sent by first class mail to all record and beneficial owners of the capital stock of The Enchanted Village, Inc., a Delaware corporation. The mailing date of this Information Statement is January __, 2003. At the date of this Information Statement, our outstanding capital stock consists of:

o      10,688,333 shares of Common Stock ("Common Stock");

o      4,428,616 shares of Class A Common Stock ("Class A Common"); and

o      300,000 shares of Convertible Series A Preferred Stock
       ("Preferred Stock").

            WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE
                  REQUESTED NOT TO SEND US A CONSENT OR PROXY.

               NO VOTE OR OTHER CONSENT OF THE STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.

       On February __, 2003, two stockholders (the "Consenting Stockholders") who own 5,440,050 shares of Common Stock and 200,375 shares of Preferred Stock will consent in writing to a series of proposed amendments to our Certificate of Incorporation that will be sequentially adopted for the purpose of:

o Increasing our authorized capital stock to 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock;

o      Reclassifying our outstanding Class A Common as Common Stock;

o      Reclassifying our outstanding Preferred Stock as Common Stock;

o Implementing a reverse split in the ratio of one (1) new share for each 4,000 shares of Common Stock outstanding after the reclassification of the Class A Common and Preferred Stock; and

o Implementing a 100 for 1 forward split of the common stock outstanding immediately after the implementation of the reverse split.

       Concurrently, the Consenting Stockholders will consent in writing to the following corporate actions that do not involve an amendment to our Certificate of Incorporation:

o Ratifying the adoption of amended and restated by-laws that expressly authorize a single-member board of directors; and

o Ratifying the selection of Want & Ender CPA PC, as our independent auditors for the current year.

       Our Company will pay the cost of printing and distributing this Information Statement to our stockholders. Brokers, nominees and other custodians will be instructed to forward copies of this Information Statement to the beneficial owners of shares held in custodial accounts. We will reimburse brokers, nominees and other custodians for the expenses incurred in forwarding this Information Statement to the beneficial owners of our capital stock.

       Our 2003 Annual Meeting has been scheduled for July 15, 2003. Any shareholder who wishes to submit a proposal for action to be included in the Information Statement and form of proxy relating to the 2003 annual meeting is required to submit such proposals to our corporate secretary on or before May 15, 2003. Any notice of a stockholder proposal received after this date will be considered untimely.

FORWARD LOOKING STATEMENTS

       This Information Statement and the reports that we file with the Securities and Exchange Commission (the "SEC"), contain forward-looking statements about our business containing the words "believes," "anticipates," "expects" and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in our company involves numerous risks and uncertainties, including those described in this Information Statement. Additional risks will be disclosed from time to time in our future SEC filings.

ADDITIONAL INFORMATION

       This Information Statement should be read in conjunction with certain reports that we previously filed with the SEC, including our:

o      Annual Report for the year ended January 31, 2002 (the "Form 10-K");

o      Current Report dated July 23, 2002 (the "Form 8-K");

o Quarterly Reports for the periods ended April 30, July 31 and October 31, 2002 (the "Forms 10-Q").

       Copies of these reports are not included in this Information Statement but may be obtained from the SEC's web site at "WWW.SEC.GOV." We will mail copies of our prior SEC reports to any stockholder upon written request.

                                CORPORATE HISTORY

       Our company was incorporated in Delaware in March 1982. In July 1983, we completed an initial public offering of Common Stock that was registered on Form S-18. In May 1984 we filed a Form 8-A to register our Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act"). In April 1986, we completed a second public offering of Class A Common and Convertible Preferred Stock that was registered on Form S-1.

       We conducted our business through of a chain of 15 retail stores that sold educational toys and related goods and services. After encountering financial difficulties, we filed a voluntary petition under Chapter 11 of the Bankruptcy Act on April 24, 1987 in the U.S. Bankruptcy Court for the Eastern District of New York, (case no. 887-70613). On May 11, 1988, we converted our Chapter 11 case into a Chapter 7 case, which resulted in the liquidation of our business. In connection with the conversion of our Chapter 11 case to a Chapter 7 case, all of our properties were transferred to the trustee on May 11, 1988 and we terminated our business operations. Our Chapter 7 case was closed by an order of the Court on April 14, 1992 and the trustee was discharged.

       Since, we did not file franchise tax returns with or pay any franchise taxes to the State of Delaware during the pendancy of our bankruptcy case, our Certificate of Incorporation was revoked by order of the Secretary of State of the State of Delaware on March 1, 1989.

       While our former management did not file a Form 15 to terminate our reporting obligations under the Exchange Act, we did not file any of the documents or reports required by Sections 13 or 15(d) of the Exchange Act between May 1988 and July 2002. As a result, we remained subject to the reporting requirements of the Exchange Act but were delinquent in our SEC reporting obligations.

       On April 18, 2002, Karen H. Mounts and Stirling Corporate Services, LLC ("Stirling"), commenced a civil action in the Delaware Court of Chancery demanding an annual meeting of the stockholders. On May 20, 2002, the Court of Chancery, acting in accordance with ss.211 of the General Corporation Law of Delaware, ordered an annual meeting of our company's stockholders. The meeting was duly noticed in accordance with the order of the Court of Chancery and held in Wilmington Delaware on June 18, 2002.

       The Court of Chancery order provided that notwithstanding the quorum requirements of our bylaws, the stockholders who attended the meeting in person would constitute a quorum for the election of directors. Two stockholders who collectively owned a total of 1,050 shares of Common Stock attended and participated in the meeting. The only action taken at the meeting was the election of three new directors who assumed office immediately after the meeting. The following table identifies our newly elected directors:

              Name                          Age                   Residence
       Sally A. Fonner                      53                Dunedin, Florida
       Michael Manion                       52                Apopka, Florida
       Robert R. Williams                   72                Bowie, Maryland

       A meeting of the newly elected board of directors was called and held immediately after the completion of the stockholders meeting. At this meeting, the newly elected board voted to revive and restore our Certificate of Incorporation in accordance with Delaware law; and to adopt amended and restated by-laws for our company that expressly authorize a single-member board of directors. Then, Messrs. Manion and Williams resigned from the board and Ms. Fonner, acting as our sole remaining director, took the following additional actions:

o She determined that it was in the best interest of our company and our stockholders to sell 9,600,000 shares of Common Stock and 1,400,000 shares of Class A Common to Stirling for a total consideration of $30,000, consisting of $6,724 in cash and a release of Stirling's claims for $23,276 in out-of-pocket costs associated with obtaining the Court order and holding the meeting;

o She determined that it was in the best interest of our company and our stockholders to file certain reports and other documents under the Exchange Act; and

o She determined that it was in the best interest of our company and our stockholders to develop a plan to restructure our company as a public shell that would subsequently seek to engage in a merger or other business combination with a private company that wants to become publicly held.

       We filed a Certificate of Revival and Restoration of the company's Certificate of Incorporation with the Secretary of State of the State of Delaware on June 27, 2002. As a result, the company is now duly organized, validly existing and in good standing under the laws of the State of Delaware. On July 3, 2002, we filed an omnibus report on Form 10-K as of May 11, 1988 and for the fiscal years ended January 31, 1989 through 2002. Our omnibus report on Form 10-K and other SEC filings cannot wholly expunge our earlier delinquencies. Moreover, we will not be considered "current" with respect to our Exchange Act reporting obligations until we have filed all necessary reports for a period of one-year.

       On January 17, 2003, our company issued 200,375 shares of Preferred Stock to Stirling and Ms. Fonner for a total consideration of $200,375, consisting of:


o      4,160,000 shares of Common Stock owned by Stirling                                             $101,340

o      1,400,000 shares of Class A Common Stock owned by Stirling                                       34,105

o      $4,930 in operating costs and expenses paid by Stirling during the 6-month period
        ended December 31, 2002                                                                          4,930

o      $30,000 in compensation for services rendered by Stirling during the 6-month period
        ended December 31, 2002                                                                         30,000

o      $30,000 in compensation for services rendered by Ms. Fonner during
        the 6-month period ended December 31, 2002                                                      30,000


       After giving effect to all of the foregoing, Stirling and Ms. Fonner own 5,440,050 shares, or approximately 51%, of outstanding Common Stock and 200,375 shares, or approximately 67%, of our outstanding Preferred Stock. Therefore, they have the voting power to approve all of the actions described in this Information Statement without the participation or consent of any other stockholder.

       Since Ms. Fonner is both an officer and principal stockholder of Stirling and the sole director of our company, the transactions described above was were not negotiated at arm's length or approved by a disinterested board of directors. Notwithstanding the foregoing, Ms. Fonner believes her prior transactions are fair and reasonable in light of our limited resources and the speculative nature of our proposed activities.

CONSENTING STOCKHOLDERS

       On January 17, 2003, our board of directors adopted a resolution that declared the advisability of, and recommended that the stockholders approve certain amendments to our Certificate of Incorporation and certain other corporate actions. In connection with the adoption of these resolutions, the board elected to seek the written consent of the holders of a majority of our outstanding Common Stock and Preferred Stock in order to minimize costs and implement the proposals in a timely manner. On February __, 2003, the Consenting Stockholders identified in the following table will consent in writing to the proposed amendments and other corporate actions:

           Name of                       Class of Security         Number of Shares               Percent
   Consenting Stockholder               Beneficially Owned        Beneficially Owned             of Class

Stirling Corporate Services LLC            Common Stock                 5,440,050                    50.99%
Stirling Corporate Services LLC           Preferred Stock                 170,375                    56.79%
Sally A. Fonner                           Preferred Stock                  30,000                       10%



       Under Delaware law, we must give all stockholders written notice of any actions that are taken by written consent without a stockholders meeting. Under
Section 14(c) of the Exchange Act, the amendments cannot become effective until 20 days after the mailing date of this Information Statement.

       We are not seeking written consent from any of our other stockholders. Therefore, you will not be given an opportunity to vote with respect to the proposed amendments and other corporate changes. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of:

o Advising you of the actions that will be taken by written consent, as required by Delaware law; and

o Giving you advance notice of the actions that will be taken by written consent, as required by the Exchange Act.

       Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under Delaware law to dissent or require a vote of all our stockholders.

                          Security Ownership of Certain
                        Beneficial Owners and Management

       We have 10,668,333 shares of voting Common Stock outstanding on the date of this Information Statement. The following table presents certain information regarding the beneficial ownership of our voting Common Stock by (i) each person known to own more than 5% of such securities, (ii) each of our directors, and
(iii) all directors and officers as a group. Unless otherwise noted, we believe that each of identified stockholders has sole investment and voting power with regard to the securities listed opposite his name.

           Name of                                  Amount and Nature of                          Percent
      Beneficial Owner                              Beneficial Ownership                         of Class

Bernard Tessler (1)                                      2,548,000                                   22.95%
Stirling Corporate Services LLC (2)(3)                   5,440,050                                   50.99%
Sally Fonner (2)(3)(4)                                   5,440,050                                   50.99%
All officers & directors as a group                      5,440,050                                   50.99%



(1)  310 East Shore Road, Great Neck, New York 11023 (2) 1407 North Fort
     Harrison, Suite H, Clearwater, Florida 33755.
(3)    Stirling and Ms. Fonner also own 200,375 shares, or approximately 68% of our Preferred Stock.
(4)  Sally A. Fonner, the president and sole director of our company, is an officer and principal stockholder of Stirling and may be deemed to be a beneficial owner of the shares held by Stirling.


               SUMMARY DESCRIPTION OF RESTRUCTURING PLAN

Outstanding capital stock

       At the date of this Information Statement, our outstanding capital stock consists of:

o      10,668,333 shares of Common Stock;

o      4,428,616 shares of non-voting Class A Common; and

o      300,000 shares of non-voting Preferred Stock.

Reasons for restructuring plan

       We believe the existence of three classes of outstanding capital stock will significantly impair our company's utility as a public shell. We also believe a total capitalization of less than 20,000,000 shares is very important for a small public company. Since the owners of a suitable target will typically want to own 90% to 95% of the stock of the combined companies, we believe it will be necessary to affect a reverse split of approximately 1 for 40 to properly position our company as a viable public shell.

       In connection with their evaluation of our stockholder list, our management team discovered that a simple reverse split of 1 for 40 would leave our company with approximately 30 "round lot" stockholders (i.e. persons who own more than 100 shares) and over 900 "odd lot" stockholders (i.e. persons who hold less than 100 shares). We believe that such an inordinately high percentage of odd lot holders would be very undesirable to potential targets because odd lot holders:

o      Are not counted as "stockholders of record" for market listing purposes;

o      Are frequently unable to sell their shares in the OTC or Nasdaq markets;
       and

o      Significantly increase a company's mailing and communication costs.

       Therefore our management team decided that the best solution would be to implement a three-step reverse-split and amendment process that will eliminate the odd lot stockholder problem; establish a reasonable authorized capital structure for our company; and simplify our capital structure.

Mechanics of restructuring plan

       As the first step in our restructuring process, we will amend our Certificate of Incorporation to:

o Increase our authorized capital stock to 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock;

o      Convert our outstanding Class A Common into voting Common Stock; and

o      Convert our outstanding Preferred Stock into voting Common Stock.

Upon completion of the first step in the restructuring process, our company will have a single class of securities outstanding and all of our stockholders will own voting Common Stock.

       As the second stage of our restructuring process, we will amend our Certificate of Incorporation to implement a reverse split in the ratio of 1 share for every 4,000 shares of Common Stock outstanding after the reclassification of the Class A Common and Preferred Stock. We will not purchase fractional shares for cash or issue scrip to the holders of fractional shares. Instead, all calculations that would result in the issuance of a fractional share will be rounded up to the next highest whole number. Upon completion of the second step in the restructuring process, every record stockholder will own at least one whole share.

       As the third stage of our restructuring process, we will amend our Certificate of Incorporation to implement a 100 for 1 forward split of the shares outstanding upon completion of the reverse split. Upon completion of the third step, every record stockholder will own at least one hundred shares of New Common and our company will have approximately 772,500 shares of New Common outstanding.

Effect of restructuring proposal on certain stockholders

       The implementation of a reverse split followed by a forward split does not treat all stockholders equally. If we were to reclassify the Class A Common and Preferred Stock and then affect a simple 1 for 40 reverse split, our company would have 685,300 shares outstanding. However, since we intend to implement a 1 for 4,000 reverse split followed by a 100 for 1 forward split, our company will have approximately 772,500 shares of New Common outstanding. Substantially all of the benefit arising from this procedure will inure to the benefit of stockholders who currently own fewer than 4,000 shares and would become odd lot stockholders if a simple 1 for 40 reverse split were implemented. The following table illustrates the impact of this procedure on our principal stockholders.

                                Common       Class A     Preferred      Pre-restructuring       New Common
                                Stock       Stock (1)    Stock (2)      Total   Percent       Shares   Percent
Bernard Tessler                2,448,000                               2,448,000   8.93%       61,200    7.92%
Stirling Corporate Services    5,440,050                   200,375    13,665,444  49.85%      341,700   44.23%

(1) Based on a one for one reclassification of the Class A Common.
(2)    Based on the current conversion ratio of 41.05 shares of Class A Common for each share of Preferred Stock.

       The Consenting Stockholders will bear the bulk of the dilution associated with our planned restructuring procedures. Nevertheless, our management team and the Consenting Stockholders believe that the advantages of having a large number of "round lot" stockholders justify the disproportionate benefit to be derived by our company's smaller stockholders.

Necessary Stockholder Consents

       The proposal to reclassify our Preferred Stock as Common Stock will materially and adversely affect the rights of the holders of Preferred Stock. Accordingly, the holders of a two-thirds majority of the Preferred Stock, acting separately as a class, must consent to the proposed reclassification. Stirling and Ms. Fonner own 200,375 shares, or approximately 68%, of our outstanding Preferred Stock and have the voting power to consent to all proposals without the consent of any other holder of Preferred Stock.

       Since the proposals to increase our authorized capital; reclassify our Class A Common; implement a 1 for 4,000 reverse split; and implement a 100 for 1 forward split will not adversely affect the rights of any other class of stockholders, the holders of a simple majority of our Common Stock will be able to consent to the proposals without the consent of any other class of stockholders. Stirling owns 5,440,050 shares, or approximately 51%, of outstanding Common Stock and has the voting power to consent to all proposals without the consent of any other holder of Common Stock.

                               PLAN OF OPERATIONS

       After the completion of our planned restructuring, we intend to seek, investigate and, if the results of such investigation warrant, effect a business combination with a suitable privately held company or other business opportunity. Our proposed operations are sometimes referred to as a "blind pool" because our stockholders will not ordinarily have an opportunity to analyze the various business opportunities presented to us, or to approve or disapprove the terms of any business combination transaction that we may negotiate. Consequently, our potential success will be primarily dependent on the efforts and abilities of our new management team, who will have virtually unlimited discretion in searching for, negotiating and entering into a business combination transaction.

       Our management team anticipates that the selection of a business opportunity will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our new management team believes that there are numerous privately held companies seeking the perceived benefits of becoming a publicly held corporation. Such perceived benefits may include facilitating debt financing or improving the terms on which additional equity may be sought, providing liquidity for the principals of the business, creating a means for providing stock incentives or similar benefits to key employees, providing liquidity for all stockholders and other factors.

       Potential business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis extremely difficult and complex. Our new management team believes we will only be able to participate in one business venture. This lack of diversification should be considered a substantial risk because it will not allow us to offset potential losses from one venture against gains from another. Moreover, since we do not have any financial, managerial or other resources, our new management team believes we will not be viewed as a suitable business combination partner for either developing companies or established business that currently need substantial additional capital.

       Our new management team believes our company will offer owners of a suitable privately held company the opportunity to acquire a controlling ownership interest in a public company:

o      In less time than would be required for a traditional IPO;

o      For less out-of-pocket cost than would be required for a traditional
       IPO; and

o With a greater degree of certainty that the transaction will ultimately close.

Nevertheless, the owners of any target that we select will incur significant costs and expenses, including the costs of preparing the required business combination agreements and related documents, the costs of preparing a Current Report on Form 8-K describing the business combination transaction and the costs of preparing the documentation associated with future reporting under the Exchange Act.

       Sally A. Fonner, our president and sole director, has previously served as the sole officer and director of five inactive public shells that effected business combinations with private companies. In each of these transactions, the combined companies have only qualified for quotation on the OTC Bulletin Board, trading has not been active, liquid or sustained and the market prices have been volatile. Even if we negotiate and close a business combination, an active, liquid, stable and sustained public market for our shares may never develop. Stockholders are encouraged to independently review the available information on Ms. Fonner's prior transactions.

       While our new management team believes our company will be able to enter into a business combination transaction within 12 months, there can be no assurance as to how much time will elapse before a business combination is effected, if ever. We will not restrict our search to any specific business, industry or geographical location, and our company may participate in a business venture of virtually any kind or nature. We may not, however, enter into a business combination with a target that is otherwise an affiliate of Stirling or Ms. Fonner.

Acquisition opportunities

       In implementing a particular business combination transaction, our company may become a party to a merger, consolidation, reorganization, joint venture, franchise or licensing agreement with another corporation or entity. We may also purchase stock or assets of an existing business. After the consummation of a business combination transaction, it is likely that our present stockholders will only own a small minority interest in the combined companies. In addition, as part of the terms of the acquisition transaction, all of our current officers and directors will ordinarily resign and be replaced by new officers and directors selected by the target. Our new management team does not intend to obtain stockholder approval before consummating any acquisition other than a statutory merger.

       In connection with our investigation of potential business opportunities, our new management team will ordinarily meet personally with the management and key personnel of potential targets. They may also visit and inspect material facilities, check the references of management and key personnel, and take other reasonable investigative measures. Since the financial and other resources of our company will be limited, our new management team is not likely to obtain independent analysis or verification of the information provided by a potential target

       The terms of any business combination we may negotiate in the future will depend on the nature of the opportunity, the needs and desires of the target and its owners, and the relative negotiating strength of our company and the other parties to the proposed transaction. In negotiating the terms of a potential business combination, our management team will ordinarily focus on the percentage of the combined companies' stock that will be held by the owners of the target upon completion of the transaction. While our management team will endeavor to maximize the total value to our current stockholders, it is likely that the owners of the target will want to own 90% to 95% of the outstanding stock the combined companies upon completion of the transaction. Therefore, any business combination will likely have a significant dilutive effect on the voting power held by our current stockholders. Stirling and Ms. Fonner may, but do not presently intend to sell any portion of their shares in connection with a business combination. If Stirling or Ms. Fonner ultimately decide to sell shares in connection with a business combination, the selling price of such shares may not represent a premium to the per share value received by our company.

         Upon completion of a business combination transaction, there can be no assurance that the combined companies will have sufficient funds to undertake any significant development, marketing and manufacturing activities. Accordingly, the combined companies may be required to either seek additional debt or equity financing or obtain funding from third parties, in exchange for which the combined companies might be required to issue a substantial equity position. There is no assurance that the combined companies will be able to obtain additional financing on terms acceptable to the combined companies.

         It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision were made not to participate in a specific business opportunity the costs incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss of the related costs incurred.

       If our company issues securities in connection with a business combination, we will probably do so in reliance on exemptions from registration under applicable Federal and state securities laws. In some circumstances, however, as our company may agree to register such securities either at the time the transaction or at some specified time thereafter. The issuance of substantial additional securities and their potential sale into any trading market that may develop may have a depressive effect on such market.

       While the terms of a future transaction cannot be predicted, it is likely that the parties to the business transaction will want to avoid a taxable event. Therefore, the most likely transaction format would be an acquisition structured as a tax-free reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In order to obtain tax-free treatment under the Code, it may be necessary for the owners of the acquired business to own at least 80% of the voting stock of the surviving entity. In such event, our current stockholders would retain less than 20% of the combined companies. We intend to structure any business combination in such manner as to minimize Federal and state tax consequences to the target.

NASDAQ listing requirements

       We believe the most likely business combination structure will involve a "reverse takeover" where we issue shares of New Common in exchange for the assets or outstanding stock of a target. Upon the completion of a reverse takeover, we expect that the former stockholders of the target will likely own a substantial majority interest in the combined companies. Since the ongoing costs and expenses associated with reporting under the Exchange Act can be a significant burden for a small company, we believe that larger established companies are better suited to shell transactions than small entrepreneurial companies. Moreover, a substantial business combination transaction will be required to satisfy the minimum listing standards for Nasdaq. Since the size of the target will, in large part, determine the market where the securities of the combined entity will qualify for listing, we intend to use all reasonable commercial efforts to identify and negotiate with the largest possible business combination candidates

       The following table summarizes the recently adopted quantitative listing standards for companies that want to list their securities on Nasdaq:

[GRAPHIC OMITTED]

       We have approximately 1,000 record stockholders and we will not negotiate a business combination transaction on terms that would result in the combined companies having a public float of less than 1,000,000 shares. While we will endeavor to negotiate a business combination with a target that has sufficient operating history, stockholders' equity and net income to satisfy the Nasdaq listing standards, there is no assurance that our efforts will be successful. Moreover, Nasdaq requires an established trading history of 90 days at a price that exceeds the minimum bid price requirement before it will consider a listing application. Therefore, the combined companies' shares will have to begin trading on the OTC Bulletin Board, the Pink Sheets or the proposed BBX, and wait to apply for a Nasdaq listing until all applicable listing standards are met. Under the circumstances, there is no assurance the combined companies' shares will ever qualify for Nasdaq.

Stock issuance for a business combination

       The determination of the number of shares of New Common to be issued in connection with a business combination is not an exact science and entails a great deal of subjective business judgment. In arriving at an optimal capital structure for a business combination transaction, our board will ordinarily evaluate the strengths, weaknesses and growth potential of a target against similarly situated publicly held companies in the same market segment. Based on this analysis, our board will then attempt to estimate the stabilized market capitalization that the combined companies can expect to achieve under reasonably foreseeable circumstances. This value will then be risk weighted by an appropriate factor and used to determine the number of shares of New Common that can be issued by our company. In the case of a target that can only reasonably expect a stabilized market capitalization of $20 million to $25 million, the number of shares of New Common issuable to the owners of the target will be much smaller than would be the case if the target could reasonably expect a stabilized market capitalization of $100 million. The following table reflects the potential future ownership of our company under three possible business combination scenarios:



                                                 80% to Target          90% to Target          95% to Target
                                              Shares     Percent      Shares     Percent      Shares     Percent
Original stockholders (1)                     430,800     8.03%       430,800     4.02%       430,800      2.01%
Stirling stock purchases (2)                  341,700     6.37%       341,700     3.19%       341,700      1.59%
Compensation to Ms. Fonner (3)                120,000     2.24%       100,000     0.93%       100,000      0.47%
Compensation to counsel and advisors (4)      180,000     3.36%       200,000     1.86%       200,000      0.93%
Target company stockholders                 4,290,000    80.00%     9,652,500    90.00%    20,377,500     95.00%
                                            ---------    ------     ---------    ------    ----------     ------

Total                                       5,362,500   100.00%    10,725,000   100.00%    21,450,000    100.00%
                                            =========   =======    ==========   =======    ==========    =======


(1)    Assumes that our outstanding Preferred Stock will be reclassified in the ratio of 41.05 shares of Common Stock for each share of Preferred Stock.
(2)    The 5,440,050 shares of Common Stock and 200,375 shares of Preferred Stock by Stirling will be converted into 341,700 shares of New Common.
(3)    Ms. Fonner will receive 120,000 shares of New Common as compensation for services rendered.
(4)    We will issue up to 180,000 shares of New Common to our legal counsel and advisors as compensation for services rendered.

       The potential business combination scenarios set forth above are only intended to serve as examples of the range of business combination transactions will be permissible under the Plan and it is possible that the final terms of a business combination may fall outside of the range presented. Since Stirling and Ms. Fonner have not yet identified a target, or commenced any discussions or negotiations with the owners thereof, it is impossible to predict the ultimate structure of a future business combination or to quantify the ultimate interest of our original stockholders in the combined companies.

Future disclosure respecting a business combination

       Our Common Stock is registered under the Exchange Act and we cannot conclude a business combination with a company that is unable to provide audited financial statements for the periods specified in the applicable SEC regulations. This requirement will limit our pool of potential targets and may make it impossible for us to implement our business plan.

       In most cases, we will not provide detailed information on a proposed business combination to our stockholders or request stockholder approval of a proposed transaction. Within 15 days after the closing of a business combination, the combined companies will be required to file a Form 8-K that discloses the terms of the transaction and provides the audited financial statements and other information specified by Form 8-K.

       In a letter dated April 7, 2000, the SEC's Office of Small Business advised the NASD that the SEC would raise no objection to "back-door" registrations involving public shells if the combined companies could provide "some minimally acceptable level of information." The letter then went on to explain that while disclosure comparable to a Form 10 or Form 10-SB is preferable, the term "minimally acceptable" means complete audited and pro forma financial statements, which must be filed on Form 8-K within 15 days of the transaction.

       After discussing the minimal requirements for a Form 8-K succession transaction, the SEC went on to explain that their policy was to subject "back door" filings on Form 8-K to the same standards of review and comment as filings on Form 10 and Form 10-SB.

       While the contents of the disclosure provided by the combined companies will be the province of successor management, we believe the interests of our stockholders will be best served if the combined companies file a Form 8-K containing information that is substantially equivalent to the information that would be included in a Form 10 or Form 10-SB registration statement. We will endeavor to negotiate contractual provisions that require the combined companies to make such a filing, but we can provide no assurances respecting the quality or timeliness of the future SEC reports filed by successor management.

         Our proposed activities are not subject to SEC Rule 419 because we are not offering stock to the public in an offering that has been registered under the Securities Act. Therefore, our stockholders and the owners of potential targets are not entitled to the substantive protection provided by Rule 419.

              COMPENSATION TO STIRLING, MS. FONNER AND CONSULTANTS

       We will incur a variety of direct operating expenses including the fees charged by our transfer agent and auditors, the costs of communicating with our stockholders and the costs of maintaining an information website for our stockholders and other interested parties. Our company will also be obligated to reimburse Stirling, Ms. Fonner, our legal counsel and certain consultants for the out-of-pocket expenses they incur on our behalf. There is no limit on the amount of allowable expense reimbursements and Ms. Fonner will have the sole authority to review and approve of the reasonableness of such expenses.

       Cash compensation. Our company will agree to pay substantial cash compensation to Stirling, Ms. Fonner, legal counsel and certain consultants. Ms. Fonner will have the unilateral authority to negotiate the underlying compensation agreements and her decisions will not be subject to review by the stockholders. Since Ms. Fonner is both an officer and principal stockholder of Stirling and the sole director of our company, the proposed compensation arrangements summarized below present significant potential for conflicts of interest. Notwithstanding the foregoing, Ms. Fonner believes the proposed arrangements are fair and reasonable in light of our limited financial resources, the speculative nature of our proposed activities and the fact that we will not be able to pay any cash compensation unless we negotiate a business combination with at target that is willing to pay any accrued but unpaid compensation amounts.

       The following table summarizes the cash compensation our company will agree to pay to Stirling, Ms. Fonner, legal counsel and consultants.

                 Summary of Cash Compensation and Other Payments
                                                   Monthly     Annual           One-time        Two-year
                                                   amount      amount           payments        Total (1)
Stirling Corporate Services (2)(3)
  Administrative fees                               $5,000      $60,000                         $120,000
  Out-of-pocket expenses                            actual       actual                            actual

Sally A. Fonner (2)(4)
  Officer's and Directors' fees                    $10,000     $120,000                         $240,000
  Out-of-pocket expenses                            actual       actual                            actual

Legal Counsel (5)
  Fees and expenses of Delaware counsel                                          $10,000         $10,000
  Preparation of our Form 10-K                                                   $25,000         $25,000
  Preparation of our Information Statement                                       $50,000         $50,000
  Review of our future SEC reports                  $5,000      $60,000                         $120,000
  Out-of-pocket expenses                            actual       actual                            actual

Other consultants and advisors (6)                 unknown      unknown          unknown          unknown


Grand totals                                       $20,000     $240,000          $85,000         $565,000


(1)    Assumes that we will require a period of two years to identify a target and close a business combination.
(2)    Our agreements with Stirling and Ms. Fonner will have initial terms of two years, provide for a fixed monthly compensation and provide for a lump sum bonus equal to any unearned compensation if we close a business combination before the expiration of the initial term.
(3)    Stirling will provide all necessary office facilities and equipment, manage our day-to-day operations and manage our accounting and reporting functions. Stirling has agreed to carry substantially all of its fees as an account receivable until we complete a business combination.
(4)    Ms. Fonner has agreed to carry substantially all of her fees as an account receivable until we complete a business combination. (5) Petersen
       & Fefer, the law firm that will represent us in connection with certain
       SEC matters, has agreed to carry
       substantially all of their fees as an account receivable until we complete a business combination.
(6)    I In light of our limited financial resources, we are unlikely to enter into consulting or advisory agreements that require the payment of substantial cash fees.

       We are unlikely to enter into a business combination with a potential target that is unwilling to pay all or at least a substantial portion of the accrued cash compensation to Stirling, Ms. Fonner, legal counsel and third party consultants. With the exception of their accrued compensation, Stirling, Ms. Fonner and their respective affiliates will not receive any direct or indirect compensation from a target, or any officer, director, affiliate or associate of a target in connection with a business combination. While a target may decide to retain Stirling, Ms. Fonner or one or more of their respective affiliates to provide future services for the combined companies, Stirling, Ms. Fonner and their respective affiliates cannot require a target to enter into such an agreement as condition of a proposed business combination.

       Stock based compensation. Our company will agree to issue up to 300,000 shares of New Common to Ms. Fonner, legal counsel and consultants as partial compensation for services. Ms. Fonner will have the unilateral authority to negotiate the underlying compensation agreements and her decisions will not be subject to review by the stockholders. Since Ms. Fonner is both an officer and principal stockholder of Stirling and the sole director of our company, the proposed compensation arrangements summarized below present significant potential for conflicts of interest. Notwithstanding the foregoing, Ms. Fonner believes the proposed arrangements are fair and reasonable in light of our company's limited financial resources, the speculative nature of our proposed activities and the speculative value of our New Common.

       The following table summarizes the stock based compensation our company will agree to pay to Stirling, Ms. Fonner, legal counsel and consultants.

                       Summary of Stock-based Compensation
                                                   Monthly     Annual           One-time        Two-year
                                                amount      amount           payments        Total (1)
Sally A. Fonner
  Officer's and Director's fees                      5,000       60,000                           120,000

Legal Counsel
  Preparation of our Form 10-K                                                    30,000           30,000
  Preparation of our Information Statement                                        40,000           40,000
  Review of our future SEC reports                   2,500       30,000                            60,000

Other consultants and advisors                                                                     50,000


Grand totals                                         6,250       75,000           70,000          300,000

(1)    Assumes that we will require a period of two years to identify a target and close a business combination.
(2)    Our agreement with Ms. Fonner will have an initial term of two years, provide for a fixed monthly compensation and provide for a lump sum bonus equal to any unearned compensation if we close a business combination before the expiration of the initial term.

       The shares of New Common specified in the table will be issued in transactions that are exempt from registration under ss.4(2) of the Act. When we negotiate a business combination, the underlying agreements will probably require the combined companies to register the resale of those securities under the Act. In the absence of a registration rights agreement, the recipients of the shares specified above may be unable to resell their shares.

       Additional stock sales. Our company will not issue or sell additional shares of New Common or other equity securities to Stirling, Ms. Fonner or any of their respective affiliates during the period between the implementation of the reorganization described in this Information Statement and the closing of a business combination transaction. Nevertheless, the company may sell additional shares of New Common or other equity securities to unrelated third parties at negotiated prices. Moreover, if our available financial resources are insufficient to pay the costs and expenses associated with our future operations, Stirling and Ms. Fonner may elect to loan our company any additional funds necessary to effect a business combination with a suitable privately held company.

       Brokerage commissions and finder's fees. We have no cash resources that can be used to pay brokerage commissions or finders' fees associated with a business combination. In addition, if we agree to pay stock-based brokerage commissions or finders' fees, those stock issuances will reduce the number of shares of New Common that would otherwise be available to the owners of a target. Under these circumstances, we believe the target must bear the ultimate responsibility for all decisions respecting the payment of brokerage commissions and finders' fees and our company not enter into any binding agreements without the express consent of the target.

       We will not pay brokerage commissions, finders' fees or similar compensation to Stirling, Ms. Fonner or any of their respective employees and affiliates. Our company and our officers will not pay any finders' fees, commissions or similar compensation to persons who are not duly licensed broker-dealers without first obtaining an opinion of legal counsel that broker-dealer registration is not required under the circumstances.

                      MS. FONNER'S PRIOR SHELL TRANSACTIONS


     Sally A. Fonner,54, has served as the president and sole director of our company since June 18, 2002. Ms. Fonner is not a full-time employee and is not required to devote any specific amount of time to our business. Ms. Fonner graduated from Stephens University in 1969 with a Bachelor of Arts in Social Systems. After a stint in the private sector, she returned to further her education and earned her MBA degree from the Executive Program of the University of Illinois in 1979. Since December 2000, Ms. Fonner has served as the president of Win or Lose Acquisition Corporation, a publicly held blank check company that intends to pursue a business strategy that is similar to our proposed business. Due to significant structural differences between our company and Win or Lose Acquisition Corporation, the two companies are not expected to be direct competitors in the search for acquisition candidates. Stockholders should be aware, however, that Win or Lose Acquisition Corporation will offer a number advantages to substantial acquisition candidates that are contemplating a transaction with a public shell.

  From 1996 through 2001, Ms. Fonner was the sole stockholder, officer and director of Capston Network Company, a corporation that performed administrative services for the public companies managed by her. Since February of this year, Ms. Fonner has been an officer and principal stockholder of Stirling. Ms. Fonner is not an officer, director or principal stockholder of any other company with a class of securities registered under section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act.

       During the past five years Ms. Fonner has served as an officer and director and managed the business affairs of five inactive and insolvent public companies that ultimately engaged in business combination transactions with privately held companies. The following table identifies the five public companies that have been managed by Ms. Fonner during the last five years and provides summary information on the time periods for which she served as an officer and director.

     Company Name                            Term as an officer                  Term as a director

eNote.com, Inc.                           June 1998 to April 1999             June 1998 to November 1999
Telemetrix, Inc.                          July 1997 to April 1999             July 1997 to April 1999
Dupont Direct Financial Holdings, Inc.    June 1998 to April 1999             June 1998 to March 2000
Liberty Group Holdings, Inc.              March 1997 to November 1999         March 1997 to December 1999
Yifan Communications, Inc.                March 2000 to July 2000             March 2000 to March 2001


     In connection with her management of each of these companies, Ms. Fonner filed the certificates necessary to restore valid corporate existence under state law; restored dormant relationships with transfer agents, brokerage firms and depository institutions, filed the necessary State and Federal tax returns and SEC reports; solicited proxies; obtained stockholder approval of plans to restructure the business affairs, debts and capital of the companies;
implemented the stockholder approved restructuring plans; and ultimately negotiated a business combination with a private company selected by her. Summary information on these transactions is set forth below.


Name of combined      eNote.com, Inc.     Telemetrix, Inc.   Liberty Group      Dupont Direct     Yifan
companies                                                    Holdings, Inc.     Financial         Communications, Inc.
                                                                                Holdings, Inc.
Original name of      Webcor              Arnox Corporation  Bio Response,      Marci             Smart Games
the shell company     Electronics, Inc.                      Inc.               International     Interactive, Inc.
                                                                                Imports, Inc.
Inactive since        1989-Bankrupt       1989-Bankrupt      1989-Bankrupt      1989-Bankrupt     1997-Insolvent
Name of target        Navis               Tracy Corp. II     Liberty Food       Wavecount, Inc.   Yifan.com, Inc.
                      Technologies, Ltd.  and Telemetrix     Group, Ltd.
                                          Resource Group
Closing date          4/7/1999            4/7/1999           11/23/1999         1/28/2000         7/31/2000
Cash Fees paid by     $250,000 (3)        $125,000           $75,000            $150,000 (4)      $350,000
target (1)(2)
Stock held by         540,000             300,000            300,000            300,000           316,206
original public       3.60%               2.33%              4.71%              4.20%             2.43%
stockholders
Ms. Fonner's          740 (5)             87 (5)             63 (5)             111 (5)           462,500 (6)(7)
stock purchases
Stock issued to       740,000 (7)(8)      450, 000 (7)(8)    450, 000 (7)(8)    450, 000 (7)(8)   33,794 (8)(9)
Ms. Fonner and        4.93%               3.50%              7.84%              6.29%             3.82%
her advisors
Stock issued to       13,720,000          12,117,000         5,575,000          6,400,000         12,174,671
target and its        91.47%              94.17%             87.45%             89.51%            93.75%
advisors
OTC Symbol            ENOT (10)           TLXT               LGHI (10)          DIRX              YIFN (10)

(1)   In connection with the prior transactions, the target and/or its principal stockholders paid cash M&A fees to Ms. Fonner and her affiliates. No M&A fees may be paid to any of our officers or their respective affiliates.
(2)   The table does not include information on the profits received by Ms.
      Fonner, her affiliates and her advisors from the resale of shares held by them. Given the nature of the relationships between Ms. Fonner and her non-affiliated advisors, it would be impractical to provide such information.
(3)   In connection with the eNote.com transaction, $100,000 of the cash M&A fee was paid to third-party finders.
(4)   In connection with the Dupont transaction, $10,000 of the cash M&A fee was paid to third-party finders.
(5)   Before beginning her activities with respect to Webcor, Arnox, Bio Response and Marci, Ms. Fonner purchased between 800 and
      5,000 shares for nominal consideration in open market transactions. The numbers in the table give retroactive effect to the reverse splits implemented by these companies. Except for these initial purchases, Ms.
      Fonner and her affiliates did not purchase any of the outstanding shares and she believes that none of her advisors purchased any outstanding shares.
(6)   In March 2000, a private investor purchased a majority interest in Smart
      Games by contributing $75,000 in cash to the company in exchange for
      375,000 shares of Common Stock. The investor then appointed Ms. Fonner to serve as the company's sole director. Thereafter, Ms. Fonner contributed an additional $48,286 in cash to the company in exchange for 87,500 shares of Common Stock. All contributed funds were used to settle the company's debts and pay the third-party costs associated with the reorganization.
 (7)  The reorganization plans for Webcor, Arnox, Bio Response and Marci each provided that Ms. Fonner and her advisors would receive newly issued shares of Common Stock as compensation for services rendered. The numbers presented in the table include all shares issued to Ms. Fonner and her affiliates and advisors.
(8)   The bulk of the shares issued to or purchased by Ms. Fonner and her affiliates and advisors were ultimately allocated to unaffiliated third-party advisors. The following summarizes the number of shares retained by Ms. Fonner and her affiliates in connection with the transactions identified above.
              eNote.com, Inc.                                                          180,600 shares
              Telemetrix, Inc.                                                         110,500 shares
              Liberty Group Holdings, Inc.                                              69,520 shares
              Dupont Direct Financial Holdings, Inc.                                    96,400 shares
              Yifan Communications, Inc.                                                68,115 shares
(9)   After the closing of the Yifan transaction, Ms. Fonner entered into a
      1-year personal services contract with that company which provided for the issuance of 180,000 additional shares of Common Stock.
(10)  eNote.com, Liberty Group Holdings and Yifan Communications were ultimately removed from the OTC Bulletin Board for failure to file their required
      Exchange Act reports in a timely manner.

       Stockholders are encouraged to review the available public information on the five companies that were previously managed by Ms. Fonner. Certain information on these companies is included in the reports that these companies filed with the SEC both before and after their respective business combinations. These reports can be inspected and copied at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. In addition, the SEC maintains a web site at WWW.SEC.GOV that can be used to download copies of all such reports. The following table provides summary document location information for stockholders that want to independently evaluate Ms. Fonner's prior activities.

        Company Name                 SEC Central      Initial Filing          Transaction     Transaction Report
       (Original name)                Index Key      Type       Date             Date         Type        Date
Telemetrix, Inc.                    0000742814     Form 10-K    6/14/96
(Arnox Corporation)                                Proxy        6/14/96         3/22/99      Form 8-K     4/14/99

eNote.com, Inc.                     0000058636     Form 10-K    12/31/96
(Webcor Electronics, Inc.)                         Proxy        1/3/97          4/5/99       Form 8-K     4/20/99

Dupont Direct
Financial Services, Inc.            0000807904     Form 10-K    1/2/97
(Marci International Imports, Inc.)                Proxy        1/3/97          4/5/99       Form 8-K     4/20/99

Liberty Group                       0000311927     Form 10-K    1/2/97
Holdings, Inc.
(Bioresponse, Inc.)                                Proxy        1/3/97          11/23/99     Form 8-K     11/26/99

Yifan Communications, Inc.          0000915766     Form 8-K     4/17/00
(Smart Games Interactive, Inc.)                    Form 10-K    4/19/00         7/31/00      Form 8-K     8/14/00


Additional information, including press releases and the trading history of the named companies is available from a variety of public sources.

       In each of Ms. Fonner's prior transactions, the combined companies' stock only qualified for quotation on the OTC Bulletin Board. In each these transactions, the market price has been highly volatile, and the market has not been active, liquid or sustained. Even if we negotiate and close a business combination, there is no assurance that an active, liquid, stable and sustained public market for the combined companies' shares will ever develop.


                         Potential Conflicts of Interest

       Ms. Fonner is an officer of Win or Lose Acquisition Corporation, a publicly held blank check company that intends to pursue an acquisition strategy that is similar to our proposed business. In addition, Ms. Fonner may, in the future, become affiliated with other blank check companies and public shells that propose to engage in similar business activities. Therefore, from time to time Ms. Fonner will have fiduciary obligations to more than one entity. In such an event, Ms. Fonner will be obligated to present each potential opportunity to all of her affiliated entities that are seeking a business combination.

       To minimize potential conflicts of interest arising from multiple corporate affiliations, Ms. Fonner will not make affirmative decisions to allocate a particular opportunity to a particular acquisition vehicle. Instead, she will provide the available information on all available blank check companies and/or public shells to the potential target, and ask legal counsel for the potential target to make a final selection. Therefore:

o There is no assurance that legal counsel for a potential target will ever conclude that this company is best suited to his or her client's needs;

o There is no assurance that a business combination transaction will ever take place;

       In general, officers and directors of a Delaware corporation are obligated to act in a manner that is in, or not opposed to, the best interests of the stockholders. In particular, under the Delaware corporate opportunity doctrine, officers and directors are required to bring business opportunities to the attention of a corporation if:

o      The corporation could financially undertake the opportunity;

o      The opportunity is within the corporation's line of business; and

o It would be unfair to the corporation and the stockholders if the officers and directors failed to bring the opportunity to the attention of the corporation.

       Ms. Fonner will present every business opportunity that Delaware law may reasonably require to be presented to us until we agree to a business combination.

                                  RISK FACTORS

       The plan involves a high degree of risk. Stockholders should carefully consider the following risk factors.

       Capital restructuring procedures. The procedures that we intend to use in connection with our capital restructuring do not treat all stockholders equally. If we were to affect a simple 1 for 40 reverse split, our company would have a total of 685,300 shares outstanding. As a direct result of the three-stage restructuring process, however, we will have approximately 772,500 shares of New Common outstanding. Substantially all of the economic benefit arising from our proposed capital restructuring procedures will inure to the benefit of stockholders who own fewer than 4,000 shares and would become odd lot stockholders if a simple reverse split were implemented.

       No recent operating history. We have no assets, liabilities, management or ongoing operations and we have not engaged in any business activities for over 14 years. There can be no assurance that we will be able to acquire a target or that the combined companies will be profitable. While Stirling and its affiliates, employees and advisors have had limited experience in similar shell transactions, we have no recent operating history that stockholders can consider in making an informed judgment regarding the merits of our plan. Stockholders will probably not be given the opportunity to pass upon the merits of any target that is ultimately selected.

       No specific acquisition plans. We have made no specific acquisition plans and no specific industry or type of business has been selected for investment. None of our officers, directors or promoters, or their respective employees affiliates and associates, have had any preliminary contact or discussions with any representatives of the owners of any business or company regarding the possibility of a business combination transaction There is no assurance that we will possess the experience and skills necessary to make an informed judgment about a particular target. Accordingly, our proposed operations involve an extremely high degree of risk.

       Blind pool. Our proposed business is frequently referred to as a blind pool because neither our management nor our stockholders know what the business of our company may ultimately be. Stockholders will not usually have an opportunity to evaluate the merits of a proposed target and they must rely upon management to identify a target and negotiate the terms of a business combination. We will probably not give stockholders an opportunity vote on a proposed business combination. Moreover, if we implement a business combination as a "reverse takeover" transaction stockholders will not receive complete disclosure on the business and financial affairs of the target until the combined companies file their Annual Report on Form 10-K for the year of the transaction. Nevertheless, the combined companies will be required to file a Form 8-K and disclose limited information concerning the acquisition, including financial information on the target, within 15 days after the closing of the acquisition.

       Limited assets. We have no material assets and we are not likely to acquire any substantial assets other than the assets of a target. Any business activity we eventually undertake will require substantial capital. Since we do not know which type of business our company will acquire or the capital requirements for such business, there can be no representations respecting the future capital needs of our company.

       Intense competition. A large number of established and well-financed entities, including venture capital firms, have recently increased their merger and acquisition activities, especially among companies active in high technology fields. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the company and, consequently, the company will be at a competitive disadvantage in identifying suitable acquisition candidates and concluding a business combination transaction.

       Experience of Stirling. Sally A. Fonner, our president and sole director, has previously served as the sole officer and director of five inactive public shells that effected business combinations with private companies. In each of these transactions, the combined companies have only qualified for quotation on the OTC Bulletin Board, trading has not been active, liquid or sustained and the market prices have been volatile. Even if we negotiate and close a business combination, an active, liquid, stable and sustained public market for the combined companies' shares may never develop. Stockholders are encouraged to independently review the available information on Ms. Fonner's prior transactions.

       Corporate governance. Stirling owns a majority of our Common Stock and Preferred Stock. Stirling's president Sally A. Fonner is the sole director of our company. Therefore, our current management has both the executive and voting power to approve all corporate actions without your consent. We do not have any independent directors or an audit committee to review related party transactions. We do not intend to solicit stockholder approval for a business combination. We do not intend to comply with the corporate governance standards that would be required under Nasdaq or BBX rules until we complete a business combination.

       Dependence on part-time management. We have no full-time employees and our success will be largely dependent on the decisions made by Stirling and its affiliates, employees and advisors, none of whom will devote their full time to our affairs.

       Bankruptcy law considerations. The company filed a voluntary petition under Chapter 11 of the Bankruptcy Act that was subsequently converted to a case under Chapter 7. While this bankruptcy proceeding resulted in the sale of all corporate assets and the use of the proceeds therefrom to pay corporate liabilities, it did not formally "discharge" the unpaid balance of the company's debts. While we believe that legal actions to enforce our company's prior unpaid obligations are now barred by statutes of limitation, the existence of the earlier bankruptcy will complicate the "due diligence" and may make it more difficult to negotiate a business combination transaction on favorable terms.

       Control of combination procedure. A combination between our company and a target may be structured as a merger or consolidation or involve the direct issuance of New Common in exchange for the target's stock or assets. The General Corporation Law of Delaware requires the affirmative vote of the holders of at least a majority of our outstanding shares to approve a merger or consolidation. Since stockholder approval is not required in connection with the issuance of stock in exchange for stock or assets, it is anticipated that our management will have complete control over our business combination policies and procedures. Our management does not intend to seek a fairness opinion in connection with any business combination transaction.

       Anticipated change in control. We will issue New Common in connection with a business combination and we expect that such a transaction will result in a change in control. After a change in control, the owners of the target will have the right to appoint their own management team and our current management will not be able to influence future decisions, seek a listing for the combined companies' shares or take any other action to promote a public market. There can be no assurance that we will be able to negotiate appropriate after-market support agreements or that any terms we negotiate will be effective. If successor management does not devote sufficient time and resources to developing and promoting a public market, you may be unable to sell your shares at any price.

       No market research. We have not conducted any market research concerning the availability of potential targets. Therefore, we can offer no assurances that market demand exists for a business combination of the type contemplated by the plan. We have not identified any particular industry or specific business within an industry for evaluation by the company. There is no assurance we will be able to acquire a target on favorable terms.

       Lack of diversification. We will probably not be able to make multiple or sequential acquisitions. Therefore, the future success of our company will likely be dependent on the success or failure of a single business. We may also be subject to economic fluctuation within a particular industry.

       Potential conflicts of interest. Our officers are not required to devote any specific amount of time to our business. Each of our officers is actively involved in other business pursuits and they will all face conflicts in allocating their time among their various business interests. Such conflicts may cause delays or prevent us from effecting a business combination.

       Single market maker. At the date of this Information Statement, our stock is quoted in the National Quotation Bureau's OTC Pink Sheets and we have only one market maker. While we expect our stock to qualify for quotation on the OTC Bulletin Board or listing on the proposed BBX upon completion of a business combination, we have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that the combined companies will be successful in obtaining an OTC Bulletin Board quotation or a BBX listing.

       No assurance of public market. There has been no public market for our securities for over 14 years and there is no assurance that a public market will ever develop. If a trading market does develop, it is likely to be illiquid and volatile. Stockholders may have difficulty in selling their shares in the future at any price.

       Possible issuance of additional shares. When the amendments have become effective, our Certificate of Incorporation will authorize the issuance of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. All shares that are not issued to our current stockholders will be available for any proper corporate purposes. The plan specifically contemplates the issuance of 300,000 shares of New Common to Ms. Fonner, our legal counsel and our advisors. It also contemplates the issuance of an indeterminate number of shares of New Common in connection with a business combination. After completion of a business combination, the Board of Directors of the combined companies will have the power to issue additional shares of Common Stock without stockholder approval. Such issuances may result in a reduction of the book value or market price, if any, of our outstanding securities.

       Shares available for future sale. Stirling owns 5,440,050 shares of Common Stock and 200,375 shares of Preferred Stock in June of this year. Stirling's current holdings will be converted into 341,700 shares of New Common. The plan also contemplates the issuance of 300,000 shares of New Common in compensatory transactions. Since the staff of the SEC's Division of Corporation finance has taken the position that Rule 144 is not available to the officers, directors, promoters and affiliates of blank check companies. Accordingly, Ms. Fonner and Stirling will seek a "no-action" letter or other interpretive guidance from the SEC before entering into a contract for the unregistered resale or other transfer of any shares that are retained by them after the closing of a business combination and all assocaited transactions.

         Penny stock rules. Under applicable SEC regulations, shares that are issued by a company that has less than $5,000,000 in net tangible assets, have a market price of less than $5 and are not listed on Nasdaq or a stock exchange are classified as "penny stock." The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and accredited investors. The combined companies' shares are likely to be subject to the penny stock regulations, which may discourage brokers from effecting transactions in those shares. This would decrease market liquidity, adversely affect market price and make it difficult to use the combined companies' shares as collateral.

                             APPROVAL OF AMENDMENTS

       The following sections separately describe the various amendments to our Certificate of Incorporation that will be consented to in writing by the Consenting Stockholders and sequentially adopted.

Increase in Authorized Capitalization

       The authorized capitalization of the Company is presently fixed at 15,000,000 shares of Common Stock, 10,000,000 shares of Class A Common Stock and 1,000,000 shares of blank check preferred stock. At the date of this Information Statement, 10,668,333shares of Common Stock, 4,428,616 shares of Class A Common and 300,000 shares of Preferred Stock are outstanding. Therefore, An increase in the company's authorized capitalization is an essential element of the restructuring plan. Without an increase in its authorized capital, our company will not have sufficient authorized stock to:

o      Reclassify the Class A Common and Preferred Stock; or

o      Effect a subsequent business combination transaction.

       On February __, 2003, the Consenting Stockholders will approve an amendment to our Certificate of Incorporation that will increase our authorized capital to 50,000,000 shares of $.0001 par value Common Stock and 5,000,000 shares of $.0001 par value preferred stock. This increase in our authorized capital stock will not change the relative rights and limitations of the holders of Common Stock, Class A Common or Preferred Stock.

       The increase in our authorized capital stock was recommended by the Board to assure that an adequate supply of authorized and unissued shares is available to accommodate the restructuring, facilitate a business combination with a target and provide sufficient authorized and unissued stock to facilitate future financing activities.

       Until the Board establishes the specific rights, preferences and limitations of any future series of preferred stock, the actual effect on the holders of Common Stock cannot be ascertained. However, such effects might include restrictions on dividends on the Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of the holders of Common Stock to the extent that any series of preferred stock has voting rights, and reduction of amounts available on liquidation of the company as a result of any liquidation preference granted to the holders of any series of preferred stock.

       Except as described in this Information Statement, are no current plans or arrangements relating to the issuance of any additional securities of the company. The terms of any future issuance of common or preferred stock will be largely dependent on market conditions and other factors existing at the time of issuance and sale.

       The Board will be authorized to issue additional common and/or preferred stock, from time to time, within the limits authorized by our Certificate of Incorporation without further shareholder action, except as may otherwise be provided by law. Such additional shares may be issued for cash, property or services, or any combination thereof, and at such price as the board deems reasonable under the circumstances. The increase in authorized shares of Common Stock and preferred stock has not been proposed for an anti-takeover-related purpose and the board and management have no knowledge of any current efforts to obtain control of the company or to effect large accumulations of the company's stock. Nevertheless, the issuance of additional shares by the company may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.

Reclassification of Class A Common

       The board believes the existence of three classes of outstanding capital stock will impair our company's utility as a public shell. On February __, 2003, the Consenting Stockholders will approve an amendment to our Certificate of Incorporation that will reclassify our outstanding Class A Common as Common Stock.

       Under our current Certificate of Incorporation, our Class A Common and Common Stock are identical in all respects to the Common Stock, except that the holders of Class A Common stock have no voting rights. Under the proposed amendment, full voting rights would be granted to the holders of Class A Common through the reclassification of their shares on a one-for-one basis.

       At the date of this Information Statement, the voting power is divided among 10,668,333 shares of Common Stock. The reclassification of the Class A Common will increase the outstanding Common Stock by 4,428,616 shares and the voting power held by the current holders of our Common Stock will be proportionally reduced.

Reclassification of Preferred Stock

       The board believes the existence of three classes of outstanding capital stock will impair our company's utility as a public shell. On February __, 2003, the Consenting Stockholders will approve an amendment to our Certificate of Incorporation that will reclassify our outstanding Preferred Stock as Common Stock.

       Under our current Certificate of Incorporation, the holders of Preferred Stock enjoy a liquidation preference of $25 per share and are entitled to annual, cumulative dividends at the rate of $2.50 per annum, payable semi-annually. The holders of Preferred Stock do not generally have voting rights. However, we cannot, without the vote of the holders of two-thirds of the outstanding Preferred Stock:

o Issue securities ranking on a parity with or senior to the Preferred Stock with respect to dividends or distribution of assets;

o Change any of the preferences, rights, designations or powers of the Preferred Stock so as to affect the holders adversely;

o      Increase the number of authorized shares of Preferred Stock; or

o If dividends on the Series A Preferred are not current, increase the number of directors other than to add two directors elected by the holders of the Series A Preferred.

       Whenever dividends are in arrears for four consecutive semi-annual dividend periods, holders of Preferred Stock are entitled to elect two additional directors and, by written request by the holders of 25% or more of the Preferred Stock, may cause a special meeting to be called for the purpose of electing such directors. The Preferred Stock was initially convertible at the option of the holder into shares of Class A Common stock at an initial conversion price of $1.5625. After giving effect to the sale of our securities to Stirling, the current conversion price is approximately $0.61 and each share of Series A Preferred is convertible into 41.05 shares of Class A Common.

       Under the amendment, all outstanding shares of Preferred Stock will be reclassified using a ratio of 41.05 shares of Common Stock for each share of Preferred Stock. In connection therewith, the holders of Preferred Stock will lose their liquidation preference of $25 per share, lose their annual dividend preference of $2.50 per share, and surrender their potential claims for approximately $40 per share in prior unpaid dividends.

       At the date of this Information Statement, the voting power is divided among 10,668,333 shares of Common Stock. The reclassification of the Preferred Stock tock will increase our outstanding Common Stock by an additional 12,315,000 shares and the voting power held by the current holders of our Common Stock will be proportionally reduced.

Reverse split and forward split

       The board believes it will be necessary to affect a reverse split of approximately 1 for 40 to properly position our company as a viable public shell. Since a simple 1 for 40 reverse split would leave the company with over 900 odd lot stockholders, the board proposes to implement a 1 for 4,000 reverse split, which will be immediately followed by a 1 for 100 forward split.

       On February __, 2003, the Consenting Stockholders will approve an amendment to our Certificate of Incorporation that will affect a 1 for 4,000 reverse split of our outstanding Common Stock, including the shares of Common Stock issuable upon the reclassification of the Class A Common and Preferred Stock. We will not purchase fractional shares for cash or issue scrip to the holders of fractional shares. Instead, all calculations that would result in the issuance of a fractional share will be rounded up to the next highest whole number.

       Concurrently, the Consenting Stockholders will approve an amendment to our Certificate of Incorporation that will affect a 100 for 1 forward split of our outstanding Common Stock that will be implemented immediately after the reverse split described above. The Common Stock issued in connection with the forward split will be fully paid and non-assessable. The number of stockholders will remain unchanged. Upon completion of the forward split, every record stockholder will own at least one hundred shares of New Common and our company will have approximately 772,500 shares of New Common outstanding.

       The implementation of a reverse split followed by a forward split does not treat all stockholders equally. If we were to reclassify the Class A Common and Preferred Stock and then affect a simple 1 for 40 reverse split, our company would have 685,300 shares outstanding. However, since we propose to implement a 1 for 4,000 reverse split followed by a 100 for 1 forward split, our company will have approximately 772,500 shares of New Common outstanding. Substantially all of the economic benefit arising from this procedure will inure to the benefit of stockholders who currently own fewer than 4,000 shares and would become odd lot stockholders if a simple 1 for 40 reverse split were implemented.

       The par value of our Common Stock will be $.0001 per share following the reverse split and the subsequent forward split. As a result, the aggregate par value of our outstanding Common Stock will be decreased, while the aggregate capital in excess of par value attributable to our outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The reverse split and the subsequent forward split will not affect our total stockholder equity. All share and per share information will be retroactively adjusted to reflect the reverse split and the subsequent forward split for all periods presented in future filings.

       Consenting Stockholders. The four amendments described above will be consented to in writing by both of the Consenting Stockholders. Since Stirling and Ms, Fonner own a two-thirds majority of our outstanding Preferred Stock, no other holders of Preferred Stock will be asked to consent to the proposed amendments. Likewise, since Stirling owns a majority of our outstanding Common Stock, no other holders of Common Stock will be asked to consent to the proposed amendments.

                         RATIFICATION OF AMENDED BY-LAWS

       On May 20, 2002, the Delaware Court of Chancery ordered an annual meeting of our stockholders. The meeting was held on June 18, 2002. The Court order provided that notwithstanding the quorum requirements of our bylaws, the stockholders who attended the meeting in person would constitute a quorum for the election of directors. Two stockholders who collectively owned a total of 1,050 shares of Common Stock attended and participated in the meeting. The only action taken at the meeting was the election of three new directors who assumed office immediately after the meeting.

       A meeting of the newly elected board of directors was called and held immediately after the completion of the stockholders meeting. At this meeting, the newly elected board voted to adopt amended and restated by-laws for our company that expressly authorize a single-member board of directors. The amended and restated by-laws contain no other unusual provisions.

       Consenting Stockholders. Both of the Consenting Stockholders will ratify the amended by-laws described above in writing. Since Stirling and Ms, Fonner own a two-thirds majority of our outstanding Preferred Stock, no other holders of Preferred Stock will be asked to ratify the amended by-laws. Likewise, since Stirling owns a majority of our outstanding Common Stock, no other holders of Common Stock will be asked to ratify the amended by-laws.

                RATIFICATION OF AUDITORS FOR CURRENT FISCAL YEAR

       The Board has appointed the firm of Want & Ender CPA PC, Certified Public Accountants, as the Company's independent auditors for the year ending January 31, 2003, and asked the Consenting Stockholders to ratify such appointment.

       Want & Ender audited the Company's financial statements for the years ended January 31, 1989 through 2002. Want & Ender's report on our Financial Statements contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. A partner or other representative of Want & Ender is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement. Such representative is expected to be available to respond to appropriate questions.

       For the year ended January 31, 2002, Want & Ender billed the Company an aggregate of $500 for professional services rendered for the audit of the Company's 2002 Financial Statements. Want & Ender did not perform any non-audit related consulting or tax work during the year ended January 31, 2002. Accordingly, our board of directors has determined that Want & Ender has retained its independence.

       Peat Marwick, Main & Co., Certified Public Accountants, audited our financial statements for the year ended January 31, 1987. As a result of the bankruptcy case discussed elsewhere herein, we did not prepare audited financial statements for the year ended January 31, 1988. In connection with the election of the new board of directors on June 18, 2002, the firm of Want & Ender, Certified Public Accountants was retained to audit our balance sheet as of May 11, 1988 and for each of the intervening years during the period from January 31, 1988 through January 31, 2002, and to serve as our auditor in the future.

       Consenting Stockholders. Both of the Consenting Stockholders will ratify the appointment of Want & Ender as our company's independent auditors. Since Stirling and Ms, Fonner own a two-thirds majority of our outstanding Preferred Stock, no other holders of Preferred Stock will be asked to ratify the appointment of Want & Ender. Likewise, since Stirling owns a majority of our outstanding Common Stock, no other holders of Common Stock will be asked to ratify the appointment of Want & Ender.

Dated January 17, 2003                 By order of the board of directors

                                                  /s/
                                --------------------------------------------

                                         Sally A. Fonner, President

                                 WRITTEN CONSENT
                        OF SHAREHOLDERS OWNING A MAJORITY
                            OF THE OUTSTANDING SHARES
                             OF THE ENCHANTED, INC.

       WHEREAS, the Board of Directors of the Corporation has adopted a resolution declaring the advisability of and recommended the stockholders approve certain amendments of the Corporation's Articles of Incorporation set forth below;

       WHEREAS, the Board of Directors of the Corporation has adopted and recommended the advisability of certain amendments to the Corporation's by-laws;

       WHEREAS, the Board of Directors of the Corporation has retained the firm of Want & Ender CPA, PC to serve as the Corporation's auditor for the year ended January 31, 2003; and

       WHEREAS, On January 17, 2003, the holders of a majority of the Corporation's outstanding Common Stock and a two-thirds majority of the Corporation's outstanding Preferred Stock consented in writing to a series of amendments to the Corporation's Certificate of Incorporation that will:

     o Increase the Corporation's authorized capital stock to 50,000,000 shares of $.002 par value Common Stock and 5,000,000 shares of $1 par value preferred stock;

     o Reclassify 4,428,616 shares of the Corporation's issued and outstanding Class A Common as 4,428,616 shares of Common Stock;

     o Reclassify 300,000 shares of the Corporation's issued and outstanding Preferred Stock as 12,315,000 shares of Common Stock;

     o Implement a reverse split in the ratio of one (1) new share for each 4,000 shares of Common Stock outstanding after the reclassification of the Class A Common and Preferred Stock; and

     o Implement a 100 for 1 forward split of the common stock outstanding immediately after the implementation of the reverse split.

       WHEREAS, the number of shares of common stock issued, outstanding and entitled to vote with respect to the respect to the foregoing amendments was 10,668,333 and in accordance with 211(b) of the General Corporation Law of Delaware, the holders of 5,440,050 shares of common stock consented in writing to the proposed amendments to the Corporation's Certificate of Incorporation; and

       WHEREAS, the number of shares of preferred stock issued, outstanding and entitled to vote with respect to the respect to the foregoing amendments was 300,000 and in accordance with 211(b) of the General Corporation Law of Delaware, the holders of 200,375 shares of preferred stock consented in writing to the proposed amendments to the Corporation's Certificate of Incorporation,

       NOW, THEREFORE, BE IT RESOLVED, that Article FOURTH of the Corporation's Certificate of Incorporation be amended as follows:
                                 ARTICLE FOURTH
             NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE

4.1 Capital Stock. Effective at 12:01 a.m. EST on February __, 2003, the total number of shares of capital stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares which shall be subdivided into classes as follows:

                (a) Fifty Million (50,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.002 per share, and enjoy the rights and powers generally accorded to common stockholders under the General Corporation Law of Delaware.

     (b) Five Million (5,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.002 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

     4.2 Reclassification of Outstanding Securities. Effective at 12:02 a.m. EST on February __, 2003:

     (a) The Four Million, Four Hundred Twenty-Eight Thousand, Six Hundred and Sixteen (4,428,616) issued and outstanding shares of the Corporation's $0.002 par value Class A Common Stock shall be reclassified as Four Million, Four Hundred Twenty-Eight Thousand, Six Hundred and Sixteen (4,428,616) shares of the $0.002 par value common stock of the Corporation without any further action by the holders of such shares.
     (b) The Three Hundred Thousand (300,000) issued and outstanding shares of the Corporation's Convertible Series A $25 Preferred Stock shall be reclassified as Twelve Million, Three Hundred Fifteen Thousand (12,315,000) shares of the $0.002 par value common stock of the Corporation without any further action by the holders of such shares.

     (c) Upon completion of the reclassifications, the total issued and outstanding capital stock of the Corporation shall consist of Twenty-Seven Million, Four Hundred Eleven Thousand, Nine Hundred and Forty-Nine (27,411,949) shares of $0.002 par value Common Stock.

     4.3 Implementation of Reverse Split. Effective at 12:03 a.m. EST on February __, 2003:
     (a) The Twenty-Seven Million, Four Hundred Eleven Thousand, Nine Hundred and Forty-Nine (27,411,949) issued and outstanding shares of the Corporation's $0.002 par value common stock shall be consolidated or "reverse split" in the ratio of one (1) share of $0.002 par value common stock for every Four Thousand (4,000) shares held by a stockholder immediately prior to the effective time set forth above.

     (b) No fractional shares of shall be issued in connection with the reverse split and any fractional shares resulting from the reverse split shall be rounded to the next whole share.
     (c) Upon completion of the reverse split, the total issued and outstanding capital stock of the Corporation shall consist of Seven Thousand, Seven Hundred and Twenty-Five (7,725) shares of $0.002 par value Common Stock, more or less.

     4.4 Implementation of Forward Split. Effective at 12:04 a.m. EST on February __, 2003:

     (a) The Seven Thousand, Seven Hundred and Twenty-Five (7,725) issued and outstanding shares of the Corporation's $0.002 par value Common Stock shall be subdivided in the ratio of One Hundred (100) shares of $0.002 par value common stock ("New Common") for every share held by a stockholder immediately prior to the effective time set forth above.

     (b) Certificates representing shares of New Common shall only be issued upon the surrender to the Corporation's transfer agent of certificates representing shares of Common Stock, Class A Common Stock or Preferred Stock. No certificate for shares of New Common shall be valid unless it is signed in accordance with the Corporation's by-laws and countersigned by the Corporation's transfer agent.

       RESOLVED FURTHER, that the Incentive Stock Plan be and is hereby approved.

       RESOLVED FURTHER, that the selection of Want & Ender CPA, PC as the Corporation's independent auditor be and is hereby approved.

       IN WITNESS WHEREOF, the undersigned have executed this written consent effective as of the 17th day of January 2003.

Stirling Corporate Services, LLC
Acting in its capacity as the record owner of 5,440,050 shares of Common Stock and 170,375 shares of Preferred Stock


By:               /s/ Sally A. Fonner
        Sally A. Fonner, President

Sally A. Fonner
Acting in her individual capacity as the record owner of 30,000 shares of Preferred Stock


                  /s/ Sally A. Fonner
        Sally A. Fonner